Exhibit 99.1
FOR IMMEDIATE RELEASE DECEMBER 15, 2008	N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

CONTACTS:
JEFFREY L. MOBLEY, CFA SENIOR VICE PRESIDENT – INVESTOR RELATIONS AND RESEARCH (405) 767-4763 jmobley@chkenergy.com	MARC ROWLAND EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER (405) 879-9232 mrowland@chkenergy.com

CHESAPEAKE ENERGY CORPORATION DECLARES QUARTERLY
COMMON AND PREFERRED STOCK DIVIDENDS

OKLAHOMA CITY, OKLAHOMA, DECEMBER 15, 2008 – Chesapeake Energy Corporation (NYSE:CHK) today announced that its Board of Directors has declared a $0.075 per share quarterly dividend that will be paid on January 15, 2009 to common shareholders of record on January 2, 2009.  Chesapeake has approximately 606 million common shares outstanding.  In addition, Chesapeake’s Board has declared dividends on its outstanding convertible preferred stock issues, as stated below.

	Cumulative Convertible Preferred Stock
	4.125%	5% (2005)	4.50%	5% (2005B)	6.25%
NYSE Symbol	N/A	N/A	CHK Pr D	N/A	CHK Pr E
Date of Issue	Mar. 30, 2004	April 19, 2005	Sept. 14, 2005	Nov. 8, 2005	June 30, 2006
Registered CUSIP	165167875	165167859	165167842	165167826	165167818
144A CUSIP	165167883	165167867	N/A	165167834	N/A
Par Value per Share	$0.01	$0.01	$0.01	$0.01	$0.01
Shares Outstanding	3,033	5,000	2,558,900	2,095,615	143,768
Liquidation Preference per Share	$1,000	$100	$100	$100	$250
Record Date	Mar. 2, 2009	Jan. 2, 2009	Mar. 2, 2009	Feb. 2, 2009	Mar. 2, 2009
Payment Date	Mar. 16, 2009	Jan. 15, 2009	Mar. 16, 2009	Feb. 16, 2009	Mar. 16, 2009
Amount per Share	$10.3125	$1.25	$1.125	$1.25	$3.90625

Chesapeake Energy Corporation is the largest producer of natural gas in the U.S.  Headquartered in Oklahoma City, the company's operations are focused on exploratory and developmental drilling and corporate and property acquisitions in the Fort Worth Barnett Shale, Fayetteville Shale, Haynesville Shale, Marcellus Shale, Mid-Continent, Appalachian Basin, Permian Basin, Delaware Basin, South Texas, Texas Gulf Coast and Ark-La-Tex regions of the United States.  Further information is available at www.chk.com.